SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                (Amendment No. 3)

                    Under the Securities Exchange Act of 1934



                            Circuit City Stores, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.50 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    172737108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               Rafael Robles Miaja
                         Franck, Galicia y Robles, S.C.
                                Torre del Bosque
                  Boulevard Manuel Avila Camacho No. 24 piso 7
                         Mexico 11000, Distrito Federal
                                52 (55) 5540-9225
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:

                            Thomas M. Cerabino, Esq.
                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

                                November 11, 2003
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box: [X]

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   172737108                                         Page 1 of 17 Pages
---------------------                                         ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlos Slim Helu
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   172737108                                         Page 2 of 17 Pages
---------------------                                         ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Carlos Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   172737108                                         Page 3 of 17 Pages
---------------------                                         ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Marco Antonio Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   172737108                                         Page 4 of 17 Pages
---------------------                                         ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Patrick Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   172737108                                         Page 5 of 17 Pages
---------------------                                         ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Maria Soumaya Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   172737108                                         Page 6 of 17 Pages
---------------------                                         ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Vanessa Paola Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   172737108                                         Page 7 of 17 Pages
---------------------                                         ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                           Johanna Monique Slim Domit
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   172737108                                         Page 8 of 17 Pages
---------------------                                         ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Inmobiliaria Carso, S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                         ------------------
CUSIP No.   172737108                                         Page 9 of 17 Pages
---------------------                                         ------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Orient Star Holdings LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                        -------------------
CUSIP No.   172737108                                        Page 10 of 17 Pages
---------------------                                        -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            U.S. Commercial Corp., S.A. de C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Mexico
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            HC
----------- --------------------------------------------------------------------

                                  SCHEDULE 13D

---------------------                                        -------------------
CUSIP No.   172737108                                        Page 11 of 17 Pages
---------------------                                        -------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Commercial LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [ ]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC (see Item 3 of the Initial Schedule 13D)
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
NUMBER OF                8      SHARED VOTING POWER
SHARES
BENEFICIALLY                    8,000,000 (see Item 5(b) of this Schedule 13D)
OWNED BY              --------- ------------------------------------------------
EACH                     9      SOLE DISPOSITIVE POWER
REPORTING
PERSON WITH                     0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                8,000,000 (see Item 5(b) of this Schedule 13D)
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            8,000,000 (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)                                        [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.8% (see Item 5(a) of this Schedule 13D)
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            HC
----------- --------------------------------------------------------------------

     This Amendment No. 3 to Schedule 13D ("Amendment") is being filed on behalf of Carlos Slim Helu, Carlos Slim Domit, Marco Antonio Slim Domit, Patrick Slim Domit, Maria Soumaya Slim Domit, Vanessa Paola Slim Domit and Johanna Monique Slim Domit (collectively, the "Slim Family"), and Inmobiliaria Carso, S.A. de C.V., a Mexican sociedad anonima de capital variable ("Inmobiliaria"), Orient Star Holdings LLC, a Delaware limited liability company ("Orient"), U.S. Commercial Corp., S.A. de C.V., a Mexican sociedad anonima de capital variable ("USCC"), and Commercial LLC, a Delaware limited liability company ("Commercial" and, together with the Slim Family, Inmobiliaria, Orient and USCC, the "Reporting Entities"), and amends the Schedule 13D filed by the Reporting Entities on June 26, 2003 (the "Initial Schedule 13D"), as amended by Amendment No. 1, Amendment No. 2 and Amendment No. 2-A to the Initial Schedule 13D filed by the Reporting Entities on October 21, 2003, November 3, 2003 and November 4, 2003, respectively. This Amendment relates to the common stock, par value $0.50 per share (the "Company Common Stock"), of Circuit City Stores, Inc., a Virginia corporation (the "Company"). Prior to filing the Initial Schedule 13D with the Securities and Exchange Commission (the "Commission"), the Slim Family, Inmobiliaria and Orient jointly filed with the Commission on March 9, 2001 a Statement of Beneficial Ownership on Schedule 13G with respect to the Company Common Stock, as amended on February 8, 2002, December 26, 2002 (the "December 2002 Amendment") and February 13, 2003. Commencing with the December 2002 Amendment, USCC and Commercial were included as reporting persons with respect to the Company Common Stock in the joint filings on Schedule 13G made by the Slim Family, Inmobiliaria and Orient. All capitalized terms not defined herein shall have the meaning ascribed to them in the Initial Schedule 13D. This Amendment is being filed pursuant to Rule 13d-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

     The Reporting Entities are making this single joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Each Reporting Entity disclaims beneficial ownership of all of shares of Company Common Stock, other than those reported herein as being owned by it.


Item 5. Interest in Securities of the Issuer.

     Item 5(a) is hereby amended and restated in its entirety as follows:

     (a) As of the close of business on November 11, 2003, (i) Orient directly owns 4,650,000 shares of Company Common Stock (the "Orient Owned Shares"), (ii) Inmobiliaria, as the sole member of Orient, is deemed to beneficially own indirectly the Orient Owned Shares owned directly by Orient, and (iii) the Slim Family, which directly and indirectly owns all of the outstanding voting securities of Inmobiliaria, is deemed to beneficially own indirectly the Orient Owned Shares deemed indirectly beneficially owned by Inmobiliaria and which are directly owned by Orient. The Orient Owned Shares represent approximately 2.2% of the outstanding class of Company Common Stock, based on a total of 209,467,002 shares of Company Common Stock outstanding as of August 31, 2003, as represented by the Company in its Quarterly Report on Form 10-Q (the "Quarterly Report"), filed with the Commission on October 14, 2003.

     As of the close of business on November 11, 2003, (i) Commercial directly owns 3,350,000 shares of Company Common Stock (the "Commercial Owned

Shares"), (ii) USCC, as the sole member of Commercial, is deemed to beneficially own indirectly the Commercial Owned Shares owned directly by Commercial, and
(iii) the Slim Family, which directly and indirectly owns a majority of the outstanding voting securities of USCC, is deemed to beneficially own indirectly the Commercial Owned Shares deemed indirectly beneficially owned by USCC and which are directly owned by Commercial. The Commercial Owned Shares represent approximately 1.6%, and together with the Orient Owned Shares represent approximately 3.8%, of the outstanding class of Company Common Stock, based on a total of 209,467,002 shares of Company Common Stock outstanding as of August 31, 2003, as represented by the Company in the Quarterly Report.

     Item 5(b) is hereby amended and restated in its entirety as follows:

     (b) None of the Reporting Entities has the sole power either to vote (or direct the vote) or to dispose (or direct the disposition) of the 8,000,000 shares of Company Common Stock reported herein. The Reporting Entities have shared power to vote (or direct the vote) or to dispose (or direct the disposition) of all 8,000,000 shares of Company Common Stock reported in this
Schedule 13D.

     Item 5(c) is hereby amended and restated in its entirety as follows:

     (c) On November 3, 2003, Orient and Commercial sold an aggregate of 229,000 shares of Company Common Stock in open market transactions for $9.71 per share.

     On November 5, 2003, Orient and Commercial sold an aggregate of 500,000 shares of Company Common Stock in open market transactions for $9.54 per share.

     On November 6, 2003, Orient and Commercial sold an aggregate of 400,000 shares of Company Common Stock in open market transactions for $9.55 per share

     On November 7, 2003, Orient and Commercial sold an aggregate of 800,000 shares of Company Common Stock in open market transactions for $10.05 per share.

     On November 10, 2003, Orient and Commercial sold an aggregate of 1,300,000 shares of Company Common Stock in open market transactions for $11.37 per share.

         On November 11, 2003, Orient and Commercial sold an aggregate of 1,300,000 shares of Company Common Stock in open market transactions for $11.45 per share.

     From November 3, 2003 through November 11, 2003, Orient and Commercial sold an aggregate of 4,529,000 shares of Company Common Stock in open market transactions at a weighted average price of $10.28 per share.

     Item 5(e) is hereby amended and restated in its entirety as follows:

     (e) As of November 11, 2003, the Reporting Entities ceased to be the beneficial owners of more than 5% of the Company Common Stock.

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  November 12, 2003                                   *
                                        ----------------------------------------
                                        Name:  Carlos Slim Helu


Dated:  November 12, 2003                                   *
                                        ----------------------------------------
                                        Name:  Carlos Slim Domit


Dated:  November 12, 2003                                   *
                                        ----------------------------------------
                                        Name:  Marco Antonio Slim Domit


Dated:  November 12, 2003                                   *
                                        ----------------------------------------
                                        Name:  Patrick Slim Domit


Dated:  November 12, 2003                                   *
                                        ----------------------------------------
                                        Name:  Maria Soumaya Slim Domit


Dated:  November 12, 2003                                   *
                                        ----------------------------------------
                                        Name:  Vanessa Paola Slim Domit


Dated:  November 12, 2003                                   *
                                        ----------------------------------------
                                        Name:  Johanna Monique Slim Domit


Dated:  November 12, 2003               INMOBILIARIA CARSO, S.A. DE C.V.

                                        By:                 *
                                           -------------------------------------
                                           Name:
                                           Title:

1293416.3


Dated:  November 12, 2003               ORIENT STAR HOLDINGS LLC

                                        By:  Inmobiliaria Carso, S.A. de C.V.,
                                             its sole member

                                        By:                 *
                                           -------------------------------------
                                           Name:
                                           Title:


Dated:  November 12, 2003               U.S. COMMERCIAL CORP., S.A. DE C.V.

                                        By:                 *
                                           -------------------------------------
                                           Name:
                                           Title:


Dated:  November 12, 2003               COMMERCIAL LLC

                                        By: U.S. Commercial Corp., S.A. de C.V.,
                                            its sole member

                                        By:                 *
                                           -------------------------------------
                                           Name:
                                           Title:


Eduardo Valdes Acra, by signing his name below, signs this document on behalf of each of the above-named persons specified by an asterisk(*), pursuant to a power of attorney duly executed by each such person, and filed with the Commission on the date set forth under Item 7 of the Initial Schedule 13D.

                                        /s/ Eduardo Valdes Acra
                                        ------------------------------
                                        Eduardo Valdes Acra
                                        Attorney-in-fact